Exhibit 5.2

Peccole Professional Park 10080 West Alta Drive, Suite 200 Las Vegas, Nevada 89145 702.385.2500 fax 702.385.2086 hutchlegal.com

April 9, 2024

Sierra Pacific Power Company

6226 West Sahara Avenue

Las Vegas, NV 89146

RE:	Sierra Pacific Power Company, a Nevada corporation

Ladies and Gentlemen:

We have acted as special Nevada counsel to Sierra Pacific Power Company, a Nevada corporation (the “Opinion Party”), in connection with the issuance and sale by the Opinion Party of its 5.900% General and Refunding Mortgage Notes, SPPC Series 2023A, due March 15, 2054, registered under the Securities Act of 1933 (the “Notes”), the establishment of the form and terms of which are specified in an Officer’s Certificate dated as of September 15, 2023 (the “Officer’s Certificate”), which Notes are being exchanged for a like principal amount of the Opinion Party’s outstanding 5.900% General and Refunding Mortgage Notes, SPPC Series 2023A, due March 15, 2054, not registered under the Securities Act of 1933 (the “Old Notes”), to be issued by the Opinion Party, in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about April 9, 2024, under the Securities Act of 1933, as amended (the “Securities Act”), as contemplated by the Registration Rights Agreement, dated as of September 15, 2023 among the Opinion Party and the initial purchasers of the Old Notes (the “Registration Rights Agreement”). The Notes will be issued under and secured by the General and Refunding Mortgage Indenture, dated as of May 1, 2001, as amended and supplemented to the date hereof (the “Indenture”), between the Opinion Party and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of: (i) the Indenture; (ii) the Officer’s Certificate; (iii) the Old Notes; (iv) the Notes; (v) the Opinion Party’s Restated Articles of Incorporation, dated November 1, 2006, as amended on January 28, 2019; (vi) the Opinion Party’s Amended and Restated Bylaws, dated December 27, 2017; (vii) the Statement of Unanimous Written Consent of the Board of Directors of the Opinion Party, dated September 7, 2023; (viii) the Certificate of Existence with Status in Good Standing with respect to the Opinion Party, dated April 8, 2024, issued by the Secretary of State of the State of Nevada; (ix) the Registration Statement; and (x) the Registration Rights Agreement. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such other records of the Opinion Party and such agreements, certificates of public officials, certificates of officers or other representatives of the Opinion Party and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Opinion Party and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations set forth herein, we are of the opinion that:

1.      The Opinion Party is validly existing under the laws of its jurisdiction of incorporation and has all requisite power to execute, deliver, and perform its obligations under the Indenture and the Notes; and

2.      The Notes have been duly authorized by all necessary corporate action.

We disclaim any undertaking to advise you of any changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date of this opinion letter.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada (excluding securities laws). We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal or state securities laws related to the issuance and sale of the Securities.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ HUTCHISON & STEFFEN, PLLC